Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 13, 2002)	Registration No. 333-97337

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

This prospectus supplement no. 2 supplements the prospectus, as previously supplemented, that is included within the registration statement filed with the Securities and Exchange Commission on July 30, 2002. This prospectus supplement should be read in conjunction with the prospectus which has been delivered or is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our shares involves risks. Please read carefully the section of the prospectus entitled “Risk Factors” and the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and the other filings we make with the U.S. Securities and Exchange Commission that are incorporated by reference into the prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

The following table provides the name of a selling shareholder as of the date of this prospectus supplement and the number of shares or other securities beneficially owned by such holder on that date. The information appearing in the table below should be considered in addition to the information appearing under the heading “Selling Shareholders” in the prospectus as previously supplemented. The information presented in the table has been provided to us by the selling shareholder. The shares offered by this prospectus may be offered from time to time by the selling shareholder named below or by its pledgees, donees, transferees, partners or other successors in interest.

Name	Position/Relationship with the Company	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Common Shares to be Beneficially Owned After Offering (1)
					Number	Percentage
Zell Family Foundation	N/A	152,332	(2)	142,006	10,326	*

*	Less than one percent.
(1)	The selling shareholder might not sell any or all of the shares offered by this prospectus. Because the selling shareholder may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholder after completion of the offering. For the purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder.
(2)	All amounts listed are Class B units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the Trust’s option, for a like number of shares.

The date of this prospectus supplement is December 11, 2007.